Exhibit 10.1

2010 EXECUTIVE INCENTIVE PAYMENT PLAN, AS AMENDED

1.               Target Award for each Participant

•                                    17.5 percent of annual base salary

•                                    Additional 17.5 percent of annual base salary (Michael Smith, Sally Washlow and Anthony Mirabelli (pro rated for term of employment)) - if pre-tax profit exceeds a higher pre-established performance level

2.               Criteria

100 percent of the “target” award for each participant tied to Cobra Electronics Corporation exceeding target pre-tax profit levels without regard to extraordinary or other nonrecurring or unusual items in accordance with generally accepted accounting principles unless the Compensation Committee determines that any such item shall not be disregarded.

3.               Payments

If performance goal is exceeded, each participant will receive his or her pro rata portion (calculated based on the “target” award of such participant measured against the aggregate target awards of all participants) of such excess until all of the participants in the plan receive their full “target” awards.

4.               Other Terms

•                                    Pre-tax profit will be calculated based on Cobra Electronics Corporation’s consolidated results

•                                    Incentive payments will be processed with the next regularly scheduled payroll after the approval by the Board of Directors of 2010 audited consolidated results, but not later than March 15, 2011, subject to changes approved by the Compensation Committee